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                                                                    EXHIBIT 12.A

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                               FOR THE         FOR THE         FOR THE
                                           FOR THE YEAR     ELEVEN MONTHS   TWELVE MONTHS   TWELVE MONTHS
                                               ENDED            ENDED           ENDED           ENDED
                                           DECEMBER 31,     NOVEMBER 30,    NOVEMBER 30,    NOVEMBER 30,
                                          ---------------   -------------   -------------   -------------
                                           1992     1993        1994            1995            1996
                                          ------   ------   -------------   -------------   -------------
Fixed Charges:
Interest expense:
  Subordinated indebtedness.............  $  150   $  144      $   158         $   206         $   220
  Bank loans and other borrowings*......   5,035    5,224        6,294          10,199          10,596
  Interest component of rentals of
     office and equipment...............      74       76           42              44              34
  Other adjustments**...................       2        7            4              28              16
                                          ------   ------       ------         -------         -------
     Total (A)..........................  $5,261   $5,451      $ 6,498         $10,477         $10,866
                                          ======   ======       ======         =======         =======
Earnings:
  Pretax income (loss) from continuing
     operations.........................  $ (247)  $   27      $   193         $   369         $   637
  Fixed charges.........................   5,261    5,451        6,498          10,477          10,866
  Other adjustments***..................               (6)          (4)            (28)            (14)
                                          ------   ------       ------         -------         -------
     Total (B)..........................  $5,014   $5,472      $ 6,687         $10,818         $11,489
                                          ======   ======       ======         =======         =======
(B/A)...................................    ****     1.00         1.03            1.03            1.06

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   * Includes amortization of long-term debt discount.

  ** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

 *** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and would have had to increase $247 million in 1992 in order to cover the deficiencies.